Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

FOR IMMEDIATE RELEASE

OPTION CARE ANNOUNCES THIRD QUARTER RESULTS

Revenues of $82.4 million; Loss per share of $0.14 after previously announced restructuring and other charges of $0.24 per share

Expects Q4 revenues of $90-$91 million; Q4 Earnings per share of $0.16 - $0.17

BUFFALO GROVE, IL, November 4, 2003—Option Care, Inc. (Nasdaq: OPTN) today reported results for the third quarter and nine months ended September 30, 2003.  Revenues were $82.4 million for the third quarter, a 2% increase compared to revenues of $80.9 million for the third quarter of 2002.  The net loss for the quarter was $3.0 million or $0.14 per diluted share as compared to net income of $3.9 million or $0.19 per diluted share for the prior year period.

As previously announced, the company recorded a pretax charge of $8.7 million or $0.24 per diluted share. Of the $8.7 million charge, $6.8 million pertains to additional bad debt reserves for its Texas operations, $1.0 million in restructuring costs and $0.9 million in an asset write-down and other miscellaneous expenses.  Of the $8.7 million charge, $1.3 million are cash expenses and $7.4 million are non-cash charges.

For the nine months ended September 30, 2003, revenues increased 13% to $260 million from $229 million for the prior year period.  Net income was $4.7 million or $0.22 per diluted share as compared to $11.1 million or $0.53 per diluted share for the first nine months of 2002.

The company expects revenues for the fourth quarter to range between $90 million and $91 million.  Diluted earnings per share for the fourth quarter are expected to range between $0.16 and $0.17.  As the 2004 business plan is finalized during the fourth quarter, the company will issue full year 2004 revenue and earnings guidance at the end of this year.

Raj Rai, Option Care’s chief executive officer commented, “We have completed the restructuring announced in early October and are rapidly implementing our strategic initiatives.  Our home infusion revenues have continued to remain stable and, coupled with our enhanced sales efforts, we are focused on driving growth in this business.  In addition, we are seeing the seasonal growth of Synagis® and continue to make progress in the launch of Xolair®, a new biologic for the treatment of moderate to severe allergic asthma.  To further strengthen our specialty pharmacy sales efforts, Kirby Ryan joins us as Vice President of Sales and will be charged with enhancing our relationships with biotech manufacturers.  Kirby has over 15 years of sales experience in the pharmaceutical, home infusion and specialty pharmacy industries.  Overall, we remain focused on strengthening the operating platform to support our growth initiatives and will share our expectations for 2004 late this year.”

Rick Smith, Option Care’s president and chief operating officer commented, “Our goals for the restructuring implemented during the third quarter are to consolidate the sales efforts for all our services and improve sales effectiveness, operating cost reductions and controls, and improved account receivable management and cash collections.  We are beginning to see the desired effects of these changes as the level of focus on revenue generation has significantly increased over the last 60 days and efficient operating practices have taken hold throughout the company.  In addition, overall cash flow is very strong and the collections on our current billings for the Texas accounts receivable continue to show improvement.  As we complete the fourth quarter and look to 2004, I am confident that these actions will accelerate revenue growth, strengthen the operating structure and drive earnings growth.”

Commenting on the financial aspects of the quarter, Paul Mastrapa, chief financial officer of Option Care, stated, “Overall revenue growth on a same store basis for our infusion therapy and specialty pharmacy services was 5% for the third quarter and 9% for the first nine months of this year.  Overall gross profit for the third quarter declined to 30.0 % as compared to 31.4% for the prior year quarter due to a combination of the revenue mix between infusion and related services and specialty pharmacy services, as well as an unfavorable therapy mix within our infusion business.  In terms of revenue mix, infusion therapy comprised 41.2% of revenues in the third quarter as compared to 43.1% for the prior year third quarter.  The infusion and related healthcare services gross profit was 40.2% as compared to 42.1% for the prior year third quarter. The reduced infusion gross profit is due to a shift towards higher cost antibiotic therapies.  Specialty pharmacy services gross profit was 19.2% for the third quarter of this year as compared to 19.1% for the prior year period.”

Mr. Mastrapa continued, “Our balance sheet is strong with positive cash flow from operations of $10.4 million. Cash used in investing activities for the third quarter amounted to $3.5 million, which included the contingent consideration of $2.5 million on a prior year acquisition.  Our strong cash flow is a reflection of our continued improvement in accounts receivable.  Days sales outstanding were 66 days at the end of the quarter, a decrease of 9 days from the previous quarter primarily as a result of the additional reserves for the Texas operations.  However, days sales outstanding for our non-Texas locations were 64 days at the end of the third quarter, a reduction of 3 days from the previous quarter.  Lastly, we ended the third quarter virtually debt free with the cash balance offsetting minimal debt on the balance sheet.”

Third Quarter Conference Call

Raj Rai, Option Care’s chief executive officer, will host a conference call at 10:00 a.m. Eastern Time on November 4, 2003 to highlight the company’s financial and operating results for the third quarter. Investors and other interested parties may access the call by dialing (800) 452-0737, or via a live Internet broadcast at the company’s website, www.optioncare.com.

For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the call concludes at (800) 642-1687 - ID Number 3633700.  The playback will be available until 12:00 a.m. Eastern Time on Friday November 7, 2003.  The playback will be immediately available on our website at www.optioncare.com.

About Option Care

Option Care provides various home infusion therapies and specialty pharmacy services to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its network of pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate.   These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care can be found at:

www.optioncare.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

Three Months Ended September 30,

Nine Months Ended September 30,

	2003	2002	2003	2002
Revenue:
Specialty pharmacy services	$46,047	$43,623	$151,253	$126,700
Infusion and related healthcare services	33,969	34,818	101,169	94,704
Other	2,374	2,432	7,312	7,701
Total revenue	82,390	80,873	259,734	229,105

Cost of revenue:
Cost of goods sold	47,248	45,630	149,073	130,151
Cost of services provided	10,432	9,873	31,016	27,348
Total cost of revenue	57,680	55,503	180,089	157,499

Gross profit	24,710	25,370	79,645	71,606

Selling, general and administrative expenses	20,432	16,579	56,641	46,769
Provision for doubtful accounts	8,097	1,502	12,305	4,427
Depreciation and amortization	1,132	667	2,483	1,905
Total operating expenses	29,661	18,748	71,429	53,101

Operating income (loss)	(4,951)	6,622	8,216	18,505

Interest expense	(176)	(63)	(282)	(79)
Other expense, net	(16)	(113)	(107)	(102)

Income (loss) before income taxes	(5,143)	6,446	7,827	18,324
Income tax provision	(2,114)	2,530	3,079	7,195

Net income (loss)	$(3,029)	$3,916	$4,748	$11,129

Net income (loss) per share:
Basic	$(0.14)	$0.19	$0.23	$0.54

Diluted	$(0.14)	$0.19	$0.22	$0.53

Shares used in computing net income (loss) per common share:
Basic	20,945	20,672	20,840	20,577

Diluted	20,945	21,148	21,534	21,100

OPTION CARE, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) September 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$3,567	$488
Accounts receivable, net	55,997	74,694
Inventory	6,387	7,538
Other current assets	11,456	6,445
Total current assets	77,407	89,165

Equipment and other fixed assets, net	12,046	11,898
Goodwill, net	64,932	55,412
Other assets	2,136	2,375
Total assets	$156,521	$158,850

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$13,379	$14,559
Current portion of long-term debt	986	261
Other current liabilities	8,199	12,635
Total current liabilities	22,564	27,455

Long-term debt less current portion	2,874	7,314
Other liabilities	6,416	5,480
Total liabilities	31,854	40,249

Total stockholders’ equity	124,667	118,601

Total liabilities and stockholders’ equity	$156,521	$158,850

OPTION CARE, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

Three Months Ended September 30,

Nine Months Ended September 30,

	2003	2002	2003	2002

Cash flows from operating activities:
Net income (loss)	$(3,029)	$3,916	$4,748	$11,129

Non-cash expenses	10,006	2,440	16,477	7,218
Changes in assets and liabilities:
Accounts receivable	1,833	(3,619)	6,354	(10,625)
Other assets and liabilities	1,634	2,941	(4,386)	220

Net cash provided by operating activities	10,444	5,678	23,193	7,942

Cash flows from investing activities:
Payments for acquisitions	(2,500)	(10,508)	(14,336)	(20,342)
Net purchases of equipment	(1,010)	(3,160)	(3,649)	(5,425)
Other investing activities	—	3	229	(67)

Net cash used in investing activities	(3,510)	(13,665)	(17,756)	(25,834)

Cash flows from financing activities:
Decrease in cash overdraft	—	(350)	—	—
Net borrowing (repayments) on credit agreements	(4,358)	8,447	(3,500)	8,447
Proceeds from issuance of stock	580	325	1,356	2,090
Other financing activities	83	(132)	(214)	(853)

Net cash provided by (used in) financing activities	(3,695)	8,290	(2,358)	9,684

Net increase (decrease) in cash and cash equivalents	3,239	303	3,079	(8,208)

Cash and cash equivalents, beginning of period	328	—	488	8,511

Cash and cash equivalents, end of period	$3,567	$303	$3,567	$303